Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

of

SCHERING-PLOUGH CORPORATION

(ID Number: 7954610000)

Schering-Plough Corporation, a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), restates and integrates its Restated Certificate of Incorporation, as heretofore amended and also substantively amends such Restated Certificate of Incorporation, to read in full as herein set forth:

ARTICLE I: NAME

The name of the Corporation shall be Merck & Co., Inc.

ARTICLE II: REGISTERED OFFICE AND AGENT

The address of the Corporation’s current registered office is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 and the name of its current registered agent thereat is Susan Ellen Wolf. Upon the filing of this Restated Certificate of Incorporation, the address of the Corporation’s registered office shall be 820 Bear Tavern Road, City of West Trenton, County of Mercer, State of New Jersey, 08628, and the name of its registered agent thereat shall be The Corporation Trust Company.

ARTICLE III: OBJECTS AND PURPOSES

The objects and purposes of the Corporation shall be:

To carry on the business of exercising, performing, developing, manufacturing, producing, obtaining, promoting, selling and distributing rights, services, goods, wares, and merchandise of all kinds, including but not by way of limitation, those in the chemical, mineral, pharmaceutical, biological, medicinal, agricultural, mechanical and electrical fields;

To carry on such business alone, in, with or as agent for other individuals, partnerships, joint ventures, corporations, syndicates or other forms of enterprise;

To borrow or lend money and to make guarantees insofar as such powers may now or hereafter be lawfully exercised by a corporation subject to Title 14A of the New Jersey statutes; and

To engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which any corporation subject to Title 14A of the New Jersey statutes may now or hereafter be empowered to exercise.

ARTICLE IV: CAPITAL STOCK

The amount of the total authorized capital stock of the Corporation shall be 6,520,000,000 shares, consisting of (i) 6,500,000,000 shares of Common Stock, par value $0.50 per share, and (ii) 20,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in one or more series.

The Board of Directors may from time to time offer for subscription or otherwise issue or sell any or all of the unissued stock of any class, or any shares of stock of any class which may be held in the treasury of the Corporation, to such persons, firms or corporations and for such consideration (so far as may be permitted by the laws of the State of New Jersey) as it shall from time to time in its absolute discretion determine. No holder of capital stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for stock of any class, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any stock of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

The preferences, qualifications, limitations, voting and other rights and restrictions with respect to the capital stock of the Corporation shall be as follows (headings are for convenience only and are not to be taken as aids to interpretation):

(A) Preferred Stock

1. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Restated Certificate of Incorporation, to authorize in accordance with New Jersey law from time to time the issue of one of more series of Preferred Stock and with respect to any such series to fix the numbers, designations, rights, preferences and limitations of such series, including, but without limiting the generality of the foregoing, series of Preferred Stock:

(a) entitling the holders thereof to cumulative, non-cumulative or partial cumulative dividends, or to no dividends;

(b) entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c) entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(d) convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;

(e) redeemable, in whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and

(f) lacking voting rights or having limited voting rights or enjoying special or multiple voting rights; provided, however, that no Preferred Stock that is convertible into shares of Common Stock shall have voting rights entitling a holder of a share of Preferred Stock to a greater number of votes than those applicable to the number of Common Shares into which such share of Preferred Stock is convertible, at the initial conversion rate set for such Preferred Stock at the time of issuance thereof.

The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series as to which no shares have theretofore been issued.

All shares of any one series shall be identical in all respects with all the other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

2. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock which are not classified into any series.

3. A series of Preferred Stock has been designated the “6.00% Mandatory Convertible Preferred Stock” with such series consisting of the number of shares, with such designations, voting powers, preferences, rights, qualifications, limitations and restrictions as are stated in Annex A attached hereto and incorporated herein by reference, as adjusted in accordance with the terms of such Annex A to reflect the merger of Blue Inc. with and into the Corporation pursuant to the terms of the Agreement and Plan of Merger, dated March 8, 2009.

(B) Common Stock

Subject to the preferences, qualifications, limitations, voting and other rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.

With respect to each matter submitted to a vote of the stockholders, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. There shall be no cumulative voting. At each election of directors, a nominee for election as a director shall be elected to the Board of Directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election; provided that, if at any election of directors, the number of nominees for election as directors exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at such election of directors.

Any of the following actions may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the Corporation entitled to vote thereon: (1) the adoption by the stockholders of a proposed amendment of this Restated Certificate of Incorporation; (2) the approval by the stockholders of a proposed plan of merger or consolidation; (3) the approval by the stockholders of a sale, lease, exchange, or other disposition of all, or substantially all, the assets of the Corporation, if not in the usual and regular course of business as conducted by the Corporation; (4) the approval by the stockholders of a proposed plan of exchange; or (5) the approval by the stockholders of a proposed dissolution.

Optional rights to purchase shares of Common Stock may be granted, on such terms, at such price, in such manner and at such time or times as may be expressed in a resolution or resolutions adopted by the Board of Directors, and warrants or other evidence of such optional rights may be issued.

The Corporation shall not be required to issue any fraction of a share of Common Stock of the Corporation.

ARTICLE V: BY-LAWS

The Board of Directors shall have power to make, alter and repeal By-Laws; but By-Laws made by the directors may be altered or repealed by the stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation or the By-Laws of the Corporation to the contrary (and notwithstanding that a lesser percentage may be specified by law or the By-Laws), Article II of the By-Laws shall not be altered, amended or repealed by the Board of Directors and no provision inconsistent therewith shall be adopted by the Board of Directors without the affirmative vote of a majority of the entire Board of Directors.

ARTICLE VI: DIRECTORS

Subject to the rights of holders of any one or more series of Preferred Stock issued by the Corporation, the number of directors of the Corporation shall be such number, not less than three nor more than eighteen, as may, from time to time, be determined in accordance with the By-Laws. The By-Laws shall prescribe the manner in which the number of directors necessary to constitute a quorum of the Board of Directors shall be determined, which number may be less than a majority of the whole Board of Directors. The By-Laws shall also prescribe the manner in which the retirement age of and other restrictions and qualifications for directors of the Corporation shall be determined. Advance notice of nomination by a stockholder for the election of directors shall be made in the manner provided in the By-Laws.

At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Any director may be removed from office as a director by the affirmative vote of the stockholders but only for cause.

The Board of Directors, by vote of a majority of the whole Board, may appoint from the directors an executive committee and such other committees as they may deem judicious; and to such extent as shall be provided in the resolution of the Board or in the By-Laws, may delegate to such committees all or any of the authority of the Board of Directors which may be lawfully delegated, and such committees shall have and thereupon may exercise all or any of the authority so delegated to them. The Board of Directors of the Corporation or the By-Laws may provide the number of members necessary to constitute a quorum of any committee and the number of affirmative votes necessary for action by any committee.

Any officer and any employee elected or appointed by the Board of Directors may be removed (except from the office of director) at any time by a vote of a majority of the whole Board of Directors. Any other employee of the Corporation may be removed at any time by vote of the Board of Directors or by any committee or officer or employee upon whom such power of removal may be conferred by the By-Laws or by vote of the Board of Directors.

The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts, books and records of the Corporation or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account or book or document or record of the Corporation except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

No contract or other transaction of the Corporation shall be affected by the fact that any of the directors of the Corporation are in any way interested in or connected with any other party to such contract or transaction, or are themselves parties to such contract or transaction, provided that at the meeting of the Board of Directors or of the committee thereof authorizing or confirming such contract or transaction there shall be present a quorum of directors not so interested or connected, and such contract or transaction shall be approved by a majority of such quorum, which majority shall consist of directors not so interested or connected.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, pursuant to Article IV hereof, shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto.

ARTICLE VII: DURATION

The duration of the Corporation shall be perpetual.

ARTICLE VIII: AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any of the provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and/or stockholders herein are granted subject to this reservation.

ARTICLE IX: STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

ARTICLE X: PURCHASES OF STOCK OF THE CORPORATION

(A) Except as otherwise expressly provided in this Article X, the Corporation may not purchase any shares of Common Stock at a per-share price in excess of the Fair Market Price (as hereinafter defined) as of the time of such purchase from a person known by the Corporation to be a Substantial Stockholder (as hereinafter defined), unless such purchase has been approved by the affirmative vote of the holders of at least two-thirds of the shares of Common Stock voted thereon held by Disinterested Stockholders (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, in this Restated Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

(B) The provisions of this Article X shall not apply to (1) any purchase pursuant to an offer to purchase which is made on the same terms and conditions to the holders of all of the outstanding shares of Common Stock or (2) any open market purchase that constitutes a Public Transaction (as hereinafter defined).

(C) For the purposes of this Article X:

1. “Person” shall mean any individual, firm, trust, partnership, association, corporation or other entity.

2. “Substantial Stockholder” shall mean any person (other than any employee benefit plan or trust of the Corporation or any similar entity) who or which:

(a) is the beneficial owner of more than 5% of the combined voting power of the then outstanding Common

Stock, the acquisition of any shares of which has occurred within the two-year period immediately prior to the date on which the Corporation purchases any such shares; or

(b) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Common Stock beneficially owned by a Substantial Stockholder, unless such assignment or succession shall have occurred pursuant to a Public Transaction or any series of transactions involving a Public Transaction and, with respect to all shares of Common Stock owned by such person, has been the beneficial owner of any such shares for a period of less than two years (including, for these purposes, the holding period of the Substantial Stockholder from whom such person acquired shares).

For the purposes of determining whether a person is a Substantial Stockholder, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 4 below but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

3. “Public Transaction” shall mean any (a) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or (b) open market purchase of shares on a national securities exchange if, in either such case, the price and other terms of sale are not negotiated by the purchaser and the seller of the beneficial interest in the shares.

4. A person shall be a “beneficial owner” of any Common Stock:

(a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

5. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

6. “Disinterested Stockholders” shall mean those holders of Common Stock who are not Substantial Stockholders.

7. “Fair Market Price” shall mean the highest closing sale price on the Composite Tape for New York Stock Exchange-Listed Stocks during the 30-day period immediately preceding the date in question of a share of Common Stock or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such Exchange, the fair market value on the date in question of a share of such stock as determined by a majority of the Board of Directors in good faith.

(D) A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including without limitation, (1) whether a person is a Substantial Stockholder, (2) the number of shares of Common Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a price is in excess of the Fair Market Price, (5) whether a purchase constitutes a Public Transaction and (6) such other matters with respect to which a determination is required under this Article X. The good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Article X.

(E) Nothing contained in this Article X shall be construed to relieve a Substantial Stockholder from any fiduciary obligation imposed by law.

ARTICLE XI: DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, all current and former directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that the provisions of this Article XI shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

ARTICLE XII: DIRECTORS

The number of directors constituting the current Board of Directors of the Corporation is eighteen. The names and addresses of said directors are as follows:

Leslie A. Brun	435 Devon Park Drive, 700 Building Wayne, Pennsylvania 19087

Thomas R. Cech, Ph.D.	University of Colorado, Boulder Boulder, Colorado 80309-0215

Richard T. Clark	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Thomas H. Glocer	3 Times Square, 30th Floor New York, New York 10036

Steven F. Goldstone	570 Lexington Avenue, 37th Floor New York, New York 10022

William B. Harrison, Jr.	277 Park Avenue, 35th Floor New York, New York 10172

Harry R. Jacobson, M.D.	3401 West End Avenue, Suite 300 Nashville, Tennessee 37203

William N. Kelley, M.D.	421 Curie Boulevard Philadelphia, Pennsylvania 19104-6160

C. Robert Kidder	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Rochelle B. Lazarus	636 11th Avenue New York, New York 10036

Carlos E. Represas	Av. Ejercito Nacional No. 453 Colonia Granada, 11520 Mexico, D.F. Mexico

Patricia F. Russo	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Thomas E. Shenk, Ph.D	Washington Road Princeton, New Jersey 08544-1014

Anne M. Tatlock	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Samuel O. Thier, M.D.	55 Fruit Street, Bulfinch 370 Boston, Massachusetts 02114-2606

Craig B. Thompson, M.D.	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Wendell P. Weeks	1 Riverfront Plaza Corning, New York 14831

Peter C. Wendell	2884 Sand Hill Road, Suite 100 Menlo Park, California 94025

IN WITNESS WHEREOF, Schering-Plough Corporation has caused this Restated Certificate of Incorporation to be duly executed as of November 2, 2009.

SCHERING-PLOUGH CORPORATION

By:	/S/ SUSAN ELLEN WOLF
Name:	Susan Ellen Wolf
Title:	Corporate Secretary VP, Corporate Governance and Associate General Counsel

ANNEX A

6.00% Mandatory Convertible Preferred Stock

(1)	Designation and Amount. This series of Preferred Shares shall be designated as “6.00% Mandatory Convertible Preferred Stock” (the “CONVERTIBLE PREFERRED STOCK”) and the number of shares constituting such series shall be 11,500,000, with a par value of $1.00 per share.

(2)	Ranking. The Convertible Preferred Stock shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (a) senior to (i) the Common Stock and (ii) any class or series of capital stock issued by the Corporation which by its terms ranks junior to the Convertible Preferred Stock (collectively, the “JUNIOR SECURITIES”), (b) junior to any class or series of capital stock issued by the Corporation which by its terms ranks senior to the Convertible Preferred Stock (the “SENIOR SECURITIES”), and (c) pari passu with any other class or series of capital stock issued by the Corporation not included in clauses (a) or (b) of this paragraph (the “PARITY SECURITIES”), in each case, whether now outstanding or to be issued in the future.

(3)	Dividends.

(a)	Dividends on the Convertible Preferred Stock will be payable quarterly when, as and if declared by the Board, or a duly authorized committee thereof, when the Corporation is legally permitted to do so, on each Dividend Payment Date, at the annual rate of 6.00% per year on the Liquidation Preference. The initial dividend on the Convertible Preferred Stock for the first Dividend Period, commencing on the date of first issuance of the Convertible Preferred Stock (assuming a date of first issuance of August 15, 2007), to but excluding November 15, 2007, will be $3.75 per share, subject to adjustment as provided for in Section 18(c), and when, as and if declared, will be payable on November 15, 2007; PROVIDED that the Corporation is legally permitted to pay such dividends at such time. Each subsequent quarterly dividend on the Convertible Preferred Stock, when, as and if declared (other than the dividend payable on the Mandatory Conversion Date), will be $3.75 per share, subject to adjustment as provided for in Section 18(c). The dividend payable on the Mandatory Conversion Date will be $3.67 per share, subject to adjustment as provided for in Section 18(c). Dividends payable, when, as and if declared, on a Dividend Payment Date will be payable to Record Holders for the applicable Dividend Payment Date, except as otherwise provided in Section 6(a).

(b)	The amount of dividends payable for any period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Convertible Preferred Stock shall accrue and cumulate if the Corporation fails to declare one or more dividends on the Convertible Preferred Stock in any amount, whether or not the Corporation is then legally permitted to pay such dividends.

(c)	No interest or sum of money in lieu of interest shall be payable in respect of any dividend not paid on a Dividend Payment Date or any other late payment. The Corporation will also not pay Holders of the Convertible Preferred Stock any dividend in excess of the full dividends on the Convertible Preferred Stock that are payable as described above.

(d)	Dividends in arrears on the Convertible Preferred Stock not declared for payment or not paid on any Dividend Payment Date may later be declared by the Board, or a duly authorized committee thereof, and paid on any date fixed by the Board, or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Corporation on a record date selected by the Board, or a duly authorized committee thereof, which shall (i) not precede the date the Board, or an authorized committee thereof, declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

(e)	There is no sinking fund with respect to dividends.

(4)	Payment Restrictions.

(a)	Unless all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock for all prior Dividend Periods have been paid, the Corporation may not:

(i)	declare or pay any dividend or make any distribution of assets on any Junior Securities, other than dividends or distributions in the form of Junior Securities and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii)	redeem, purchase or otherwise acquire any Junior Securities or pay or make any monies available for a sinking fund for such Junior Securities, other than (A) upon conversion or exchange for other Junior Securities or (B) the purchase of fractional interests in shares of any Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities;

(iii)	declare or pay any dividend or make any distribution of assets on any Parity Securities, other than dividends or distributions in the form of Parity Securities or Junior Securities and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(iv)	redeem, purchase or otherwise acquire any Parity Securities, except upon conversion into or exchange for other Parity Securities or Junior Securities and cash solely in lieu of fractional shares in connection with any such conversion or exchange, PROVIDED, HOWEVER, that a redemption, purchase or other acquisition of Parity Securities upon conversion into or exchange for other Parity Securities is only permitted if (A) the aggregate amount of the liquidation preference of such other Parity Securities does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Securities that are converted into or exchanged for such other Parity Securities, (B) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Securities does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the Parity Securities that are converted into or exchanged for such other Parity Securities and (C) such other Parity Securities contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Corporation or the Holders of the Convertible Preferred Stock than those contained in the Parity Securities that are converted or exchanged for such other Parity Securities.

(5)	Voting Rights.

(a)	Except as otherwise required by law, the Certificate of Incorporation or set forth in this Section 5, Holders of the Convertible Preferred Stock are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.

(b)	So long as any shares of Convertible Preferred Stock are outstanding, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Convertible Preferred Stock then outstanding, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose, at which the Holders of the Convertible Preferred Stock shall vote separately as a single class, amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any of the provisions of the Certificate of Incorporation so as to affect adversely the rights, preferences or voting powers of the Holders of the Convertible Preferred Stock; PROVIDED that any amendment of the provisions of the Certificate of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the rights, preferences or voting powers of the Holders of the Convertible Preferred Stock. Notwithstanding anything in this Section 5 to the contrary, any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation occurring in connection with any merger or consolidation of the Corporation of the type described in Section 14(e)(i) or any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) of the type described in Section 14(e)(iv) shall be deemed not to adversely affect the rights, preferences or voting power of the Holders of the Convertible Preferred Stock, PROVIDED that, subject to Section 10, in the event the Corporation does not survive the transaction, the shares of the Convertible Preferred Stock will become shares of the successor Person, having in respect of such successor Person the same rights, preferences or voting powers of the Holders of the Convertible Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with Section 14(e) hereof, PROVIDED FURTHER that following any such merger, consolidation or statutory exchange, such successor Person shall succeed to and be substituted for, and may exercise all of the rights and powers of the Corporation under, the Convertible Preferred Stock.

(c)	If at any time dividends on the then-outstanding shares of Convertible Preferred Stock or any other class or series of Preferred Shares in an amount equivalent to six quarterly dividends, whether or not consecutive, shall not have been (i) paid or (ii)(A) declared and (B) a sum sufficient for the payment thereof set aside, the holders of Preferred Shares (including the Convertible Preferred Stock), voting separately as a single class, shall be entitled to increase the authorized number of directors on the Board by two and elect such two directors (the “PREFERRED STOCK DIRECTORS”) at the next annual or special meeting of the shareholders called in the manner described below. At any such annual or special meeting of the shareholders, or any adjournment thereof, if the holders of at least a majority of the Preferred Shares then outstanding shall be present or represented by proxy, then, (1) by vote of the holders of at least a majority of the

Preferred Shares, voting as a class, then present or so represented, the authorized number of directors of the Corporation shall be increased by two, and (2) at such meeting the holders of the Preferred Shares, voting as a class, shall be entitled to elect the Preferred Stock Directors by vote of the holders of at least a majority of the Preferred Shares then present or so represented. Such right of the holders of the Preferred Shares to elect the Preferred Stock Directors may be exercised until all dividends in default on such Preferred Shares shall have been (i) paid in full or (ii)(A) declared and (B) a sum sufficient for the payment thereof set aside. When so paid or provided for, (i) the right of the holders of Preferred Shares to elect the Preferred Stock Directors shall cease, (ii) the terms of all of the Preferred Stock Directors shall terminate at the next annual meeting, and (iii) the authorized number of directors of the Corporation shall be reduced accordingly. Not later than 40 days after such entitlement arises, the Board will convene a special meeting of the holders of Preferred Shares for the above purpose. If the Board fails to convene such meeting within such 40-day period, the holders of 10% of the outstanding Preferred Shares, considered as a single class, will be entitled to convene such meeting to elect the initial Preferred Stock Directors. Any director who shall have been elected by the holders of Preferred Shares as a class pursuant to this Section 5(c) may be removed at any time, either for or without cause by, and only by, the affirmative vote of the holders of record of a majority of the outstanding Preferred Shares given at a special meeting of such shareholders called for such purpose by the Corporation or at the annual meeting of shareholders, and any vacancy created by such removal may also be filled at such meeting. Any vacancy caused by the death or resignation of a director who shall have been elected by the holders of Preferred Shares as a class pursuant to this Section 5(c) may be filled only by the holders of outstanding Preferred Shares at a meeting called for such purpose. The provisions of the Certificate of Incorporation and By-laws of the Corporation relating to the convening and conduct of special meetings of shareholders and the nomination of directors will apply with respect to any special meeting of the holders of Preferred Shares; PROVIDED that the notice of the nomination need only be delivered to the Secretary of the Corporation not more than 10 days after the Corporation (or the holders of 10% of the outstanding Preferred Shares, if applicable) has notified the holders of Preferred Shares of the date of the special meeting to elect the initial Preferred Stock Directors.

(d)	So long as any of the Convertible Preferred Stock is outstanding, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Convertible Preferred Stock then outstanding and any class or series of Parity Securities then outstanding, voting together as a single class, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose:

(i)	reclassify any of the Corporation’s authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the Convertible Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation; or

(ii)	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class or series ranking senior to the Convertible Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation; PROVIDED that the Corporation may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Convertible Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation without the vote of the Holders of the Convertible Preferred Stock.

(e)

In exercising the voting rights set forth in this Section 5, each share of Convertible Preferred Stock shall have one vote per share. In any case where the Holders of the Convertible Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of Preferred Shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

(6)	Liquidation, Dissolution or Winding Up.

(a)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation and before any amount shall be paid or distributed with respect to holders of any shares of capital stock of the Corporation then outstanding ranking junior to the Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, the Holders of the Convertible Preferred Stock at the time outstanding will be entitled to receive, out of the net assets of the Corporation legally available for distribution to shareholders, the Liquidation Preference, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then-current Dividend Period until the payment date and all prior Dividend Periods and such Holders shall be deemed to be the Holders of record for such Dividend Periods or portions thereof. After the payment to the Holders of the Convertible Preferred Stock of the full amounts provided for in this Section 6(a), the Holders of the Convertible Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.

(b)	For the purpose of this Section 6, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

(i)	the sale, transfer, lease or conveyance of all or substantially all of the Corporation’s property or business;

(ii)	the consolidation or merger of the Corporation with or into any other Person; or

(iii)	the consolidation or merger of any other Person with or into the Corporation.

(c)	If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Convertible Preferred Stock then outstanding are not paid in full as provided in Section 6(a) hereof, no distribution shall be made on account of any securities ranking pari passu with the Convertible Preferred Stock as to the distribution of assets upon such liquidation, dissolution or winding up, unless a pro rata distribution is made on the Convertible Preferred Stock. The Holders of the Convertible Preferred Stock then outstanding and the holders of any such securities then outstanding shall share ratably in any distribution of assets upon such liquidation, dissolution or winding up. The amount allocable to each series of such securities then outstanding will be based on the proportion of their full respective liquidation preference to the aggregate liquidation preference of the outstanding shares of each such series.

(d)	Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Convertible Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders of Convertible Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; PROVIDED, HOWEVER, that a failure to give notice as provided above or any defect therein shall not affect the Corporation’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(7)	Mandatory Conversion on the Mandatory Conversion Date.

(a)	Each share of Convertible Preferred Stock will automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 hereof, at the option of the Corporation pursuant to Section 9 or Section 10A hereof or pursuant to a Make-Whole Acquisition Conversion in accordance with Section 10 hereof) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Conversion Rate.

(b)	The “CONVERSION RATE” shall be as follows:

(i)	if the Applicable Market Value of the Common Stock is equal to or greater than $33.69 (the “THRESHOLD APPRECIATION PRICE”), then the Conversion Rate shall be equal to 7.4206 shares of Common Stock per share of Convertible Preferred Stock (the “MINIMUM CONVERSION RATE”), which is equal to $250.00 divided by the Threshold Appreciation Price;

(ii)	if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $27.50 (the “INITIAL PRICE”), then the Conversion Rate shall be equal to $250.00 divided by the Applicable Market Value of the Common Stock;

(iii)	if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 9.0909 shares of Common Stock per share of Convertible Preferred Stock (the “MAXIMUM CONVERSION RATE”), which is equal to $250.00 divided by the Initial Price; and

(iv)	the Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 14 hereof.

(c)	In addition to the shares issuable or the Mandatory Conversion Date pursuant to Section 7(a), the Holders of Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive on the Mandatory Conversion Date an amount in cash equal to the sum of (i) all accrued, cumulated and unpaid dividends that have not been declared on the shares of Convertible Preferred Stock then outstanding for all Dividend Periods up to and excluding the Mandatory Conversion Date, plus (ii) any declared but unpaid dividends if the Holder was the Record Holder on the Record Date relating to such dividends; PROVIDED that the Corporation is legally permitted to pay such dividends at such time.

(d)	On the Mandatory Conversion Date, certificates representing the shares of Common Stock into which the Convertible Preferred Stock has been converted will be issued and delivered to the Holders upon receipt by the Transfer Agent of any certificate(s) representing share(s) of Convertible Preferred Stock to be converted (if held in certificated form) surrendered by the Holder and any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(8)	Early Conversion at the Option of the Holder.

(a)	Shares of the Convertible Preferred Stock are convertible, in whole or in part at the option of the Holder thereof (“EARLY CONVERSION”) at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 14 hereof.

(b)	Any written notice of conversion pursuant to Section 8 hereof shall be duly executed by the Holder, and specify:

(i)	the number of shares of Convertible Preferred Stock to be converted;

(ii)	the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

(iii)	if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

(iv)	any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c)	If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be issued to a person other than the Holder surrendering the shares of Convertible Preferred Stock being converted, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d)	Upon receipt by the Transfer Agent of (i) a completed and duly executed notice of conversion as set forth in Section 8(b), (ii) confirmation by the Holder of the payment of any transfer or similar taxes in compliance with Section 8(c) (if applicable), (iii) any certificate(s) representing share(s) of Convertible Preferred Stock to be converted (if held in certificated form) surrendered by the Holder, (iv) any appropriate endorsements and transfer documents from the Holder (if applicable); and (v) if such dividend has been declared, payment from the Holder of an amount in cash equal to the full dividend payable on the Dividend Payment Date for the then-current Dividend Period on the Convertible Preferred Stock being converted, the Corporation shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in certificated form, the Corporation shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Convertible Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Convertible Preferred Stock that shall not have been converted.

(e)	The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Convertible Preferred Stock in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day of receipt by the Transfer Agent of the notice of conversion and other documents or payments, if any, set forth in Section 8(b) and 8(d) hereof, compliance with Section 8(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

(f)	A Holder of a share of Convertible Preferred Stock then outstanding on the Early Conversion Date with respect to such share shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends that have not been declared for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Early Conversion Date. If the Early Conversion Date is prior to the Record Date for the Dividend Period in which a Holder elects to exercise an Early Conversion, such Holder will not receive any declared dividends for that Dividend Period. If the Early Conversion Date is after the Record Date for any declared but unpaid dividend, a Holder exercising its Early Conversion right will receive that dividend on the relevant Dividend Payment Date if it was the Record Holder on the Record Date for that dividend; however, whether or not such Holder was the Record Holder on the Record Date for that dividend, such Holder must pay to the Transfer Agent, on or prior to the Early Conversion Date, an amount in cash equal to the full dividend payable on the Dividend Payment Date for the then-current Dividend Period on the Convertible Preferred Stock that is being converted by such Holder. Holders will only receive dividends if the Corporation is then legally permitted to pay such dividends.

(9)	Provisional Conversion.

(a)	Prior to the Mandatory Conversion Date, if the Closing Price of the Common Stock has exceeded 150% of the Threshold Appreciation Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date (the “PROVISIONAL CONVERSION NOTICE DATE”) on which the Corporation notifies the Holders (pursuant to clause (b) below) that it is exercising its option to cause the conversion of the Convertible Preferred Stock pursuant to this Section 9, the Corporation may, at its option, cause the conversion of all, but not less than all, the shares of Convertible Preferred Stock then outstanding into shares of Common Stock at the Minimum Conversion Rate for each share of Convertible Preferred Stock, subject to adjustment as set forth in Section 14. The Corporation shall be able to cause this conversion only if, in addition to issuing the Holders shares of Common Stock, the Corporation is then legally permitted to, and does, pay the Holders in cash an amount equal to the sum of (i) all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding that have not been declared for all Dividend Periods to, but excluding, the Provisional Conversion Date, plus (ii) if the Provisional Conversion Date is prior to the Record Date for any declared dividend, all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding that have been declared for all Dividend Periods to, but excluding, the Provisional Conversion Date, plus (iii) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock then outstanding through and including the Mandatory Conversion Date (excluding (A) any unpaid dividends accrued during the portion of the then-current Dividend Period through, but excluding, the Provisional Conversion Date, and (B) if the Provisional Conversion Date is after the Record Date for the then-current Dividend Period, any declared and unpaid dividends for the then-current Dividend Period). The present value of all remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield. If the Provisional Conversion Date is after the Record Date for any declared but unpaid dividend, a Holder will receive that dividend on the relevant Dividend Payment Date if it was the Record Holder on the Record Date for that dividend.

(b)	A written notice (the “PROVISIONAL CONVERSION NOTICE”) shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation on the Provisional Conversion Notice Date (i) notifying such Holders of the election of the Corporation to convert and of the Provisional Conversion Date, which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date, and (ii) stating the Corporate Trust Office of the Transfer Agent at which the shares of Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Minimum Conversion Rate to be applied thereto. The Corporation shall also issue a press release containing such information and publish such information on its website http://www.merck.com, PROVIDED that failure to issue such press release or publish such information on the Corporation’s website shall not act to prevent or delay conversion pursuant to this Section 9.

(c)	The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock pursuant to this Section 9 and cash with respect to dividends calculated pursuant to Section 9(a) shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

(d)	If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this Amended and Restated Certificate of Incorporation until immediately prior to the close of business on the Provisional Conversion Date. From and after the close of business on the Provisional Conversion Date, upon delivery by the Corporation of the Common Stock and payment of the funds to the Transfer Agent as described in paragraph (c) above, the Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.

(e)	The deposit of monies in trust with the Transfer Agent up to the amount necessary for the Provisional Conversion shall be irrevocable except that the Corporation shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment without interest.

(10)	Early Conversion Upon Make-Whole Acquisition.

(a)

In the event of a Make-Whole Acquisition, each Holder of Convertible Preferred Stock shall have the option to convert its shares of Convertible Preferred Stock then outstanding at the Make-Whole Acquisition Conversion Rate, as adjusted pursuant to Section 14, during a period (the “MAKE-WHOLE ACQUISITION CONVERSION PERIOD”) that begins on the effective date of such

Make-Whole Acquisition and ends on the date that is 15 days after the effective date, or such earlier date ending on the earlier of the Mandatory Conversion Date and the Provisional Conversion Notice Date; PROVIDED that the Provisional Conversion Date occurs within the period contemplated by Section 9(b) hereof (such right of the Holders to convert their shares pursuant to this Section 10 being the “MAKE-WHOLE ACQUISITION CONVERSION”).

(b)	On or before the twentieth day prior to the date on which the Corporation anticipates consummating the Make-Whole Acquisition, a written notice (the “MAKE-WHOLE ACQUISITION CONVERSION NOTICE”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Corporation. Such notice shall contain:

(i)	the date on which the Make-Whole Acquisition is anticipated to be effected;

(ii)	the Make-Whole Conversion Rate;

(iii)	the amount of cash, securities and other consideration payable per share of Common Stock or Convertible Preferred Stock, respectively;

(iv)	(A) the first date, which shall be the effective date of such Make-Whole Acquisition, on which the Make-Whole Acquisition Conversion option may be exercised and (B) the date, which shall be 15 days after the effective date of the Make-Whole Acquisition, by which the Make-Whole Acquisition Conversion option must be exercised; and

(v)	the instructions a Holder must follow to exercise the Make-Whole Acquisition Conversion option in connection with such Make-Whole Acquisition.

(c)	To exercise a Make-Whole Acquisition Conversion option, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office by 5:00 p.m., New York City time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Convertible Preferred Stock or of the Successor Security with respect to which the Make-Whole Acquisition Conversion option is being exercised, duly assigned or endorsed for transfer to the Corporation or its successor, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Corporation or its successor stating the Holder’s intention to convert early in connection with the Make-Whole Acquisition containing the information set forth in Section 8(b) and providing the Corporation or its successor with payment instructions.

(d)	If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 10, the shares of Convertible Preferred Stock or successor security held by it will remain outstanding.

(e)	Upon a Make-Whole Acquisition Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 10(c), deliver to the Holder such cash, securities or other property as are issuable with respect to shares of Common Stock in the Make-Whole Acquisition. Such delivery shall take place upon, and only to the extent of, the consummation of such Make-Whole Acquisition Conversion.

(f)	In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock or a successor security representing less than all the shares of Convertible Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Convertible Preferred Stock or such successor security held by the Holder as to which Make-Whole Acquisition Conversion was not effected.

(g)	Upon any conversion pursuant to Section 10, in addition to issuing to any converting Holders of Convertible Preferred Stock or a successor security then outstanding such cash, securities or other property as are issuable with respect to shares of Common Stock in the Make-Whole Acquisition at the Make-Whole Acquisition Conversion Rate, the Corporation or its successor shall pay such Holders in cash an amount equal to the sum of (i) all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock and such successor security then outstanding that have not been declared for all Dividend Periods to, but excluding, the Make-Whole Acquisition Conversion Date, plus (ii) if the Make-Whole Acquisition Conversion Date is prior to the Record Date for any declared dividend, all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock or such successor security then outstanding that have been declared for all Dividend Periods to, but excluding, the Make-Whole Acquisition Conversion Date, plus (iii) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock or such successor security then outstanding through and including the Mandatory Conversion Date (excluding (A) any unpaid dividends accrued during the portion of the then-current Dividend Period through, but excluding, the Provisional Conversion Date, and (B) if the Provisional Conversion Date is after the Record Date for the then-current Dividend Period, any unpaid dividends for the then-current Dividend Period), computed using a discount rate equal to 6.75%; PROVIDED, in all cases, that at such time the Corporation is then legally permitted to pay such dividends. If the Make-Whole Acquisition Conversion Date is after the Record Date for any declared dividend, a Holder will receive that dividend on the relevant Dividend Payment Date if it was the Record Holder on the Record Date for that dividend.

(10A.) Mandatory	Early Conversion Upon Certain Reorganizations.

(a)	In the event that the Corporation plans to undertake a Reorganization Event (including a Reorganization Event which constitutes a Make-Whole Acquisition) in which (i) the Corporation would not be the surviving entity, and (ii) the shares of Convertible Preferred Stock cannot become shares of the surviving entity with, in respect of such surviving entity, the same rights, preferences and voting powers as the Convertible Preferred Stock because the surviving entity shall not have the legal authority to issue, or amend its governing documents to provide for the issuance of, such shares, then the Corporation may, at its option, cause the conversion of all, but not less than all, of the shares of Convertible Preferred Stock then outstanding into shares of Common Stock at the Make-Whole Acquisition Conversion Rate as if such Reorganization Event were a Make-Whole Acquisition, subject to adjustment as set forth in Section 14 (such option of the Corporation to convert the Convertible Preferred Stock pursuant to this Section 10A being the “MANDATORY REORGANIZATION CONVERSION”), with the Mandatory Reorganization Conversion to take effect immediately prior to the closing of the Reorganization Event (the “REORGANIZATION CONVERSION DATE”). For purposes of determining the Make-Whole Acquisition Conversion Rate applicable to a Mandatory Reorganization Conversion, the “effective date” shall be the Reorganization Conversion Date and the Make-Whole Acquisition Stock Price shall be the consideration payable per Common Share in the Reorganization Event. The Corporation shall be able to cause this conversion only if, in addition to issuing the Holders shares of Common Stock, the Corporation is then legally permitted to, and does, pay the Holders in cash an amount equal to the sum of (i) all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding that have not been declared for all Dividend Periods to, but excluding, the

Reorganization Conversion Date, plus (ii) if the Reorganization Conversion Date is prior to the Record Date for any declared dividend, all accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding that have been declared for all Dividend Periods to, but excluding, the Reorganization Conversion Date, plus (iii) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock then outstanding through and including the Mandatory Conversion Date (excluding (A) any unpaid dividends accrued during the portion of the then-current Dividend Period through, but excluding, the Reorganization Conversion Date, and (B) if the Reorganization Conversion Date is after the Record Date for the then-current Dividend Period, any unpaid dividends for the then-current Dividend Period). The present value of all remaining future dividend payments will be computed using a discount rate equal to 6.75%. If the Reorganization Conversion Date is after the Record Date for any declared dividend, a Holder will receive that dividend on the relevant Dividend Payment Date if it was the Record Holder on the Record Date for that dividend.

(b)	A written notice (the “REORGANIZATION CONVERSION NOTICE”), which may be contingent on the closing of the reorganization transaction and which shall be irrevocable, shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, (the Trading Day prior to the date on which such notice is mailed being the “REORGANIZATION CONVERSION NOTICE DATE”) to the Holders of record as they appear on the stock register of the Corporation on the Reorganization Conversion Notice Date (i) notifying such Holders of the election of the Corporation to convert and of the anticipated Reorganization Conversion Date, which date shall not be less than 30 days nor be more than 60 days after the Reorganization Conversion Notice Date, and (ii) stating the Corporate Trust Office of the Transfer Agent at which the shares of Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Make-Whole Acquisition Conversion Rate to be applied thereto. The Corporation shall also issue a press release containing such information and publish such information on its website on the World Wide Web, PROVIDED that failure to issue such press release or publish such information on the Corporation’s website shall not act to prevent or delay conversion pursuant to this Section 10A.

(c)	The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Reorganization Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. The consideration issuable in the Reorganization Event with respect to shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock pursuant to this Section 10A and all funds necessary for the payment in cash of an amount as calculated in Section 10A(a) shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Reorganization Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Neither failure to mail such Reorganization Conversion Notice to one or more such Holders nor any defect in such Reorganization Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

(d)	If a Reorganization Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this Certificate of Incorporation until immediately prior to the closing of the Reorganization Event. If the Corporation has complied with Section 10A(c), from and after the closing of the Reorganization Event, the Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive such cash, securities or other property as are issuable with respect to shares of Common Stock in the Make-Whole Acquisition and any other amounts to be paid hereunder.

(e)	The deposit of monies in trust with the Transfer Agent up to the amount necessary for the Mandatory Reorganization Conversion shall be irrevocable except that the Corporation shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Reorganization Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment without interest.

(11)	Conversion Procedures.

(a)	Effective immediately prior to the close of business on the Mandatory Conversion Date, the Provisional Conversion Date, the Make-Whole Acquisition Conversion Date, the Reorganization Conversion Date or any Early Conversion Date (collectively, a “CONVERSION DATE”), dividends on any shares of Convertible Preferred Stock converted to Common Stock and/or cash, securities or other property shall cease to accrue and cumulate, and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive any accrued, cumulated and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section (7), (8), (9), (10) or (10A) hereof, as applicable.

(b)	The person or persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date, the Make-Whole Acquisition Conversion Date, the Provisional Conversion Date, the Reorganization Conversion Date or any Early Conversion Date, as the case may be. No allowance or adjustment, except as set forth in Section 14, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such effective date. Prior to such effective date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Convertible Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

(c)	Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Incorporation, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.

(d)	In the event that a Holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or the address to which the certificate or certificates representing such shares should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares to the address of such Holder shown on the records of the Corporation.

(12)	Reservation of Common Stock.

(a)	The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)	Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)	All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)	Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)	The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Convertible Preferred Stock; PROVIDED, HOWEVER, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(13)	Fractional Shares.

(a)	No fractional shares of Common Stock will be issued as a result of any conversion of shares of Convertible Preferred Stock.

(b)	In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 7 hereof, any conversion at the option of the Corporation pursuant to Section 9 or Section 10A hereof or a conversion at the option of the holder pursuant to Section 8 or Section 10 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

(i)	in the case of a conversion pursuant to Section 7 or Section 9 hereof, a Make-Whole Acquisition Conversion pursuant to Section 10, or a Mandatory Reorganization Conversion pursuant to Section 10A, the Current Market Price; or

(ii)	in the case of an Early Conversion pursuant to Section 8 hereof, the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c)	If more than one share of the Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

(14)	Anti-Dilution Adjustments to the Fixed Conversion Rates.

(a)	Anti-Dilution Adjustments. Each Fixed Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments.

(i)	Stock Dividends and Distributions. If the Corporation shall pay or make a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by dividing such Fixed Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this sub-section (i), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(ii)	Subdivisions, Splits and Combinations of the Common Stock. In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, such Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

(iii)	Issuance of Stock Purchase Rights. In case the Corporation shall issue rights or warrants to all holders of its Common Stock (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the

Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Fixed Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

(iv)	Debt or Asset Distribution.

(A)	If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 14(a)(i) or Section 14(a)(ii) hereof, any rights or warrants referred to in Section 14(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 14(a)(iv)(B) below), each Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be increased by multiplying each Fixed Conversion Rate by the following fraction:

SP0
SP0 – FMV

Where,

SP0 = the Current Market Price per share of Common Stock on the date fixed for distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board,

Any adjustment to the Conversion Rate under this clause (iv)(A) of this Section 14(a) will become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this clause (iv)(A) is applicable, clause (iv)(B) of this Section 14(a) shall not be applicable.

(B)	In the case of a Spin-Off, each Fixed Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying each Fixed Conversion Rate by the following fraction:

MP0 + MPs
MP0

Where,

MP0 = the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.

MPs = the Current Market Price of the shares representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.

Any adjustment to the Conversion Rate under this clause (iv)(B) of this Section 14(a) will occur on the 15th Trading Day from, but excluding, the “ex-date” with respect to the Spin-Off.

(iv)	Cash Distributions. If the Corporation shall distribute cash to all holders of the Common Stock, excluding (i) any cash that is distributed in a Reorganization Event to which Section 14(e) applies or as part of a distribution referred to in paragraph (iv) of this Section 14(a), (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, (iii) any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation or (iv) any cash dividends on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $0.065 in any fiscal quarter (such number, the “DIVIDEND THRESHOLD AMOUNT”), then each Fixed Conversion Rate in effect immediately prior to the close of business on the date for determination of the shareholders of the Corporation entitled to receive such distribution shall be increased by multiplying each Fixed Conversion Rate by the following fraction:

SP0
SP0 – DIV

Where,

SP0 = the Current Market Price per share of Common Stock on the “ex-date”.

DIV = the amount per share of Common Stock of the dividend or distribution.

Any adjustment to the Conversion Rate under this clause (v) of this Section 14(a) will become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The Dividend Threshold Amount is subject to an inversely proportional adjustment whenever the Fixed Conversion Rates are adjusted, PROVIDED that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Fixed Conversion Rates pursuant to this clause (v) or clause (iii), (iv), (vi), (vii) or (viii) of this Section 14(a).

(v)	Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Current Market Price per share of the Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer, then each Fixed Conversion Rate in effect on immediately prior to the opening on business on the eighth Trading Day after the expiration of the tender or exchange offer will be increased by multiplying by the following fraction:

(SP0 x OS0) – AC
SP0 x (OS0 – TS)

Where,

SP0 = the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board.

TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

(vi)	Third Party Tender Offers and Exchange Offers. In case any Person other than the Corporation or any subsidiary of the Corporation makes a payment in respect of a tender offer or exchange offer in which, as of the last time (the “OFFER EXPIRATION TIME”) that tenders or exchanges may be made pursuant to such tender or exchange offer (as it may have been amended), the Board is not recommending rejection of the offer, then each Fixed Conversion Rate will be adjusted by multiplying the Fixed Conversion Rate in effect immediately prior to the Offer Expiration Time by the following fraction:

FMV + (OS1 x SP0)
OS0 x SP0

Where,

FMV = the fair market value of the aggregate consideration payable to all holders of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer, as determined by the Board.

OS1 = the number of shares of Common Stock outstanding immediately prior to the expiration of the offer, less all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer, as determined by the Board.

SP0 = the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the offer, including any tendered or exchanged shares.

The adjustment referred to in this clause (vii) will only be made if (1) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 30% of the total shares of Common Stock outstanding immediately prior to the Offer Expiration Time; and (2) the cash and Fair Market Value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price of the Common Stock on the seventh Trading Day next succeeding the Offer Expiration Time.

However, the adjustment referred to in this clause will not be made if as of the Offer Expiration Time, the offering documents disclose a plan or an intention to cause the Corporation to engage in a consolidation or merger or a sale of all or substantially all of the Corporation’s assets. In the event the offeror is obligated to purchase shares pursuant to any such tender or exchange offer, but such Person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, each Fixed Conversion Rate shall be readjusted to what would have been in effect if such tender or exchange offer had not been made.

(vii)	Rights Plans. To the extent that the Corporation has a rights plan in effect on any Conversion Date, upon conversion of any Convertible Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)	Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 14, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; PROVIDED that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c)	Calculation of Adjustments. (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; PROVIDED, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; PROVIDED FURTHER that on the earliest of the Mandatory Conversion Date, the Provisional Conversion Date, the Make-Whole Acquisition Conversion Date and the Reorganization Conversion Date, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If an adjustment is made to the Conversion Rate pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi), 14(a)(vii) or 14(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 7(b) will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi) or 14(a)(vii) or 14(b) and the denominator of which shall be the Conversion Rate immediately before such adjustment.

(i)	No adjustment to the Conversion Rate need be made if Holders may participate, on an as-converted basis, in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Convertible Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock. The applicable Conversion Rate shall not be adjusted:

(A)	upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)	upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C)	upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Convertible Preferred Stock were first issued;

(D)	for a change in the par value or no par value of the Common Stock; or

(E)	for accrued, cumulated and unpaid dividends.

(ii)	The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 14 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.

(d)	Notice of Adjustment. Whenever each Fixed Conversion Rate is to be adjusted in accordance with Section 14(a) or (b), the Corporation shall: (i) compute each Fixed Conversion Rate in accordance with Section 14(a) or (b) and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth each Fixed Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to each Fixed Conversion Rate pursuant to Section 14(a) or (b), taking into account the one percent threshold set forth in Section 14(c) hereof, (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Convertible Preferred Stock of the occurrence of such event; and (iii) as soon as practicable following the determination of each revised Fixed Conversion Rate in accordance with Section 14(a) or (b) hereof, a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each revised Fixed Conversion Rate.

(e)	Reorganization Events. In the event of:

(i)	any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii)	any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv)	any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) (any such event specified in this Section 14(e), a “REORGANIZATION EVENT”);

each share of Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) (the “EXCHANGE PROPERTY”) by a holder of Common Stock that (1) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a “CONSTITUENT PERSON”), or an Affiliate of a Constituent Person, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (PROVIDED that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“NON-ELECTING SHARE”), then, for the purpose of this Section 14(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with Section 7, 8, 9, 10 or 10A hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date. The applicable Conversion Rate shall be (x) the Minimum Conversion Rate, in the case of an Early Conversion Date or a Provisional Conversion Date, and (y) determined based upon the definition of Conversion Rate set forth in Sections 7, 10 or 10A, in the case of the Mandatory Conversion Date, the Make-Whole Acquisition Conversion Date, or the Reorganization Conversion Date, respectively.

After a Reorganization Event, “APPLICABLE MARKET VALUE” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, the average of the Closing Prices of such securities on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property on the Third Trading Day immediately preceding the Mandatory Conversion Date, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Section 14(e), the term “CLOSING PRICE” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 14(e), references to Common Stock in the definition of “TRADING DAY” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Section 14(e) shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14(e).

(f)	Adjustment of Make-Whole Acquisition Stock Prices. The Make-Whole Acquisition Stock Prices appearing in the column headings for the table included in the definition of Make-Whole Acquisition Conversion Rate in Section 19 hereof shall be adjusted as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. In addition, each of the Make-Whole Acquisition Stock Prices appearing in such table will be subject to adjustment in the same manner as each Fixed Conversion Rate is adjusted in accordance with the terms of this Section 14.

(15)	Replacement Stock Certificates.

(a)	If physical certificates are issued, and any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b)	The Corporation is not required to issue any certificates representing the Convertible Preferred Stock on or after the Mandatory Conversion Date, any Provisional Conversion Date or any Reorganization Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, any Provisional Conversion Date or any Reorganization Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock or cash, securities or other property issuable pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

(16)	Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and conversion agent for the Convertible Preferred Stock shall be Wells Fargo Shareowner Services. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; PROVIDED that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Convertible Preferred Stock.

(17)	Form.

(a)	Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form with the global legend (the “GLOBAL SHARES LEGEND”), as set forth on the form of Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “GLOBAL PREFERRED SHARE”), which is hereby incorporated in and expressly made a part of this Certificate of Incorporation. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (PROVIDED that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Share shall be deposited on behalf of the holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“AGENT MEMBERS”) shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Convertible Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Shares or this Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b)	(i)	An Officer shall sign the Global Preferred Share for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

	(ii)	If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii)	A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

(18)	Miscellaneous.

(a)	All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Corporation, to its office at One Merck Drive, Whitehouse Station, NJ 08889 (Attention: the Secretary) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Incorporation, or (ii) if to any Holder of the Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)	The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)	The Liquidation Preference and the dividend amounts set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board and submitted by the Board to the Transfer Agent.

(19)	Definitions. Unless otherwise defined herein, capitalized terms used in this Annex A shall have the following meanings:

“ACCEPTED PURCHASED SHARES” shall have the meaning set forth in Section 14(a) (vii) hereof.

“AFFILIATE” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

“AGENT MEMBERS” shall have the meaning set forth in Section 17(a) hereof.

“APPLICABLE MARKET VALUE” means the average of the Closing Prices per share of the Common Stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

“BOARD” means the Board of Directors of the Corporation.

“BUSINESS DAY” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

“CERTIFICATE OF INCORPORATION” means the Certificate of Incorporation of the Corporation, as amended.

“CLOSING PRICE” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on the New York Stock Exchange on that date. If the Common Stock or any such securities distributed in a Spin-Off, as the case may be, is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Incorporation, all references herein to the closing sale price of the Common Stock on the New York Stock Exchange shall be such closing sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; PROVIDED that, in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the New York Stock Exchange shall govern.

“COMMON STOCK” as used in this Certificate of Incorporation means the Corporation’s Common Shares, par value $0.50 per share, as the same exists at the date of filing of this Certificate of Incorporation, or any other class of stock resulting from successive changes or reclassifications of such Common Shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 14(e), shares of Common Stock issuable on conversion of shares of Convertible Preferred Stock shall include only shares of the class designated as Common Shares of the Corporation at the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of New Jersey or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; PROVIDED that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

“CONVERSION DATE” shall have the meaning set forth in Section 11(a) hereof.

“CONVERSION RATE” shall have the meaning set forth in Section 7(b) hereof.

“CONVERTIBLE PREFERRED STOCK” shall have the meaning set forth in Section 1 hereof.

“CORPORATE TRUST OFFICE” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“CURRENT MARKET PRICE” per share of Common Stock or other securities on any date means the average of the daily Closing Prices for the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation, if applicable. The term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other security trades without the right to receive the issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of Section 14(a)(iv)(B) hereof the Current Market Price per share of Common Stock means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.

“DEPOSITARY” means DTC or its nominee or any successor appointed by the Corporation.

“DIVIDEND PAYMENT DATE” means (i) the 15th calendar day of February, May, August and November of each year, or the following Business Day if such day is not a Business Day, prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.

“DIVIDEND PERIOD” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the first date of issuance of the Convertible Preferred Stock.

“DIVIDEND THRESHOLD AMOUNT” shall have the meaning set forth in Section 14(a)(v) hereof.

“DTC” means The Depository Trust Company.

“EARLY CONVERSION” shall have the meaning set forth in Section 8(a) hereof.

“EARLY CONVERSION DATE” means the effective date of any conversion of Convertible Preferred Stock pursuant to Section 8 hereof.

“EXCHANGE PROPERTY” shall have the meaning set forth in Section 14(e) hereof.

“EXPIRATION TIME” shall have the meaning set forth in Section 14(a)(vi) hereof.

“FAIR MARKET VALUE” means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the “ex-date” for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board.

“FIXED CONVERSION RATES” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“GLOBAL PREFERRED SHARE” shall have the meaning set forth in Section 17(a) hereof.

“GLOBAL SHARES LEGEND” shall have the meaning set forth in Section 17(a) hereof.

“HOLDER” means the person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“INITIAL PRICE” shall have the meaning set forth in Section 7(b) hereof.

“JUNIOR SECURITIES” shall have the meaning set forth in Section 2 hereof.

“LIQUIDATION PREFERENCE” means, as to the Convertible Preferred Stock, $250 per share, as adjusted pursuant to the terms hereof.

“MAKE-WHOLE ACQUISITION” means the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Corporation or any sale, lease or other transfer of the consolidated assets of the Corporation and its subsidiaries) or a series of related transactions or events pursuant to which 90% or more of the Corporation’s outstanding shares of Common Stock are exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, shares of common equity or American depositary receipts in respect of common equity traded on the New York Stock Exchange, the Nasdaq Global Select Market or Nasdaq Global Market.

“MAKE-WHOLE ACQUISITION CONVERSION” shall have the meaning set forth in Section 10(a) hereof.

“MAKE-WHOLE ACQUISITION CONVERSION DATE” means the effective date of a Make-Whole Acquisition Conversion of Convertible Preferred Stock pursuant to Section 10 hereof.

“MAKE-WHOLE ACQUISITION CONVERSION NOTICE” shall have the meaning set forth in Section 10(b) hereof.

“MAKE-WHOLE ACQUISITION CONVERSION PERIOD” shall have the meaning set forth in Section 10(a) hereof.

“MAKE-WHOLE ACQUISITION CONVERSION RATE” means the conversion rate set forth in the table below for the applicable effective date of the Make-Whole Acquisition and the applicable Make-Whole Acquisition Stock Price (as Make-Whole Acquisition Stock Prices in the column headings for the table below are adjusted pursuant to Section 14 hereof):

	Stock Price
Effective Date	$10.00	$15.00	$20.00	$25.00	$27.50	$30.00	$33.69	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$75.00	$100.00
8/15/2007	8.1797	7.9890	7.8360	7.7129	7.6145	7.4869	7.3271	7.2854	7.1930	7.1697	7.1685	7.1673	7.1676	7.1678	7.1681	7.1685
8/15/2008	8.7368	8.6200	8.4101	8.0711	7.8702	7.6758	7.4494	7.3929	7.2777	7.2515	7.2485	7.2488	7.2494	7.2500	7.2503	7.2523
8/15/2009	8.9569	8.9515	8.8654	8.5305	8.2348	7.9071	7.5392	7.4625	7.3432	7.3303	7.3302	7.3309	7.3315	7.3321	7.3329	7.3343
8/13/2010	9.0909	9.0909	9.0909	9.0909	9.0909	8.3333	7.4206	7.4206	7.4206	7.4206	7.4206	7.4206	7.4206	7.4206	7.4206	7.4206

If the Make-Whole Acquisition Stock Price is in excess of $100.00 per share (subject to adjustment pursuant to Section 14 hereof), then the Make-Whole Acquisition Conversion Rate will be the Minimum Conversion Rate (subject to adjustment pursuant to Section 14 hereof). If the Make-Whole Acquisition Share Price is less than $10.00 per share (subject to adjustment pursuant to Section 14 hereof), then the Make-Whole Acquisition Conversion Rate will be the Maximum Conversion Rate (subject to adjustment pursuant to Section 14 hereof).

If the effective date falls between the dates set forth under the heading “Effective Date” in the table above, or if the Make-Whole Acquisition Stock Price falls between two amounts set forth on the table above, the Make-Whole Acquisition Conversion Rate will be determined by straight-line interpolation between the Make-Whole Acquisition Conversion Rates set forth for the higher and lower Make-Whole Acquisition Stock Prices and effective two dates, based on a 365-day year.

The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 14(f) hereof.

“MAKE-WHOLE ACQUISITION STOCK PRICE” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share. If such consideration consists of any property other than cash, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the effective date of the Make-Whole Acquisition.

“MANDATORY CONVERSION DATE” means immediately prior to the close of business on August 13, 2010.

“MANDATORY REORGANIZATION CONVERSION” shall have the meaning set forth in Section 10A(a) hereof.

“MAXIMUM CONVERSION RATE” shall have the meaning set forth in Section 7(b) (iii) hereof.

“MINIMUM CONVERSION RATE” shall have the meaning set forth in Section 7(b)(i) hereof.

“NON-ELECTING SHARE” shall have the meaning set forth in Section 14(e) hereof.

“OFFER EXPIRATION TIME” shall have the meaning set forth in Section 14(a)(vii) hereof.

“OFFICER” means the Chief Executive Officer, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“OFFICER’S CERTIFICATE” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“PARITY SECURITIES” shall have the meaning set forth in Section 2 hereof.

“PERSON” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PREFERRED STOCK DIRECTOR” shall have the meaning set forth in Section 5(c) hereof.

“PROVISIONAL CONVERSION” shall have the meaning set forth in Section 9(a) hereof.

“PROVISIONAL CONVERSION DATE” means the date fixed for conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant to Section 9 hereof.

“PROVISIONAL CONVERSION NOTICE” shall have the meaning set forth in Section 9(b) hereof.

“PROVISIONAL CONVERSION NOTICE DATE” shall have the meaning set forth in Section 9(a) hereof.

“PURCHASED SHARES” shall have the meaning set forth in Section 14(a)(vi) hereof.

“RECORD DATE” means the first Business Day of the calendar month in which the applicable Dividend Payment Date falls.

“RECORD HOLDER” means the Holder of record of the Convertible Preferred Stock as they appear on the stock register of the Corporation at the close of business on a Record Date.

“REGISTRAR” shall mean the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.

“REORGANIZATION CONVERSION DATE” shall have the meaning set forth in Section 10A(a) hereof.

“REORGANIZATION CONVERSION NOTICE” shall have the meaning set forth in Section 10A(b) hereof.

“REORGANIZATION CONVERSION NOTICE DATE” shall have the meaning set forth in Section 10A(b) hereof.

“REORGANIZATION EVENT” shall have the meaning set forth in Section 14(e) hereof.

“SENIOR SECURITIES” shall have the meaning set forth in Section 2 hereof.

“SPIN-OFF” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation.

“THRESHOLD APPRECIATION PRICE” shall have the meaning set forth in Section 7(b) hereof.

“TRADING DAY” means a day on which the Common Stock:

1. is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

2. has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“TRANSFER AGENT” means Wells Fargo Shareowner Services acting as transfer agent, Registrar, paying agent and conversion agent for the Convertible Preferred Stock, and its successors and assigns.

“TREASURY YIELD” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term through and including the Mandatory Conversion Date; PROVIDED, HOWEVER, that if the then remaining term through and including the Mandatory Conversion Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term through and including the Mandatory Conversion Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.